Exhibit 5.1

[Letterhead of Leggett & Platt, Incorporated]

December 17, 2021

Leggett & Platt, Incorporated

No. 1 Leggett Road

Carthage, Missouri 64836

Ladies and Gentlemen:

I am Senior Vice President, General Counsel & Secretary of Leggett & Platt, Incorporated, a Missouri corporation (the “Company”), and in such capacity I am familiar with the Registration Statement on Form S-8 filed under the Securities Act of 1933, as amended (the “Securities Act”) on May 8, 2015, and the Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be filed under the Securities Act (collectively the “Registration Statement”), to register 4,000,000 shares of the Company’s Common Stock, par value $0.01 per share (the “Shares”) to be offered or sold, through payroll deductions, cash contributions, dividend reinvestment or otherwise, pursuant to the Company’s Discount Stock Plan, as amended and restated on November 9, 2021 (the “Plan”).

I have examined originals or copies, certified or otherwise, identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments as I deemed necessary or appropriate for the purposes of the opinion expressed herein. I have assumed for purposes of this opinion the genuineness of all signatures on all documents examined by me, the authenticity of all documents submitted to me as originals, and the conformity to authentic originals of all documents submitted to me as copies. I have also assumed the due execution and delivery of all documents.

On the basis of the foregoing, and in reliance thereon, I am of the opinion that when the Registration Statement, including any amendments thereto, shall have become effective under the Securities Act, and the Shares have been issued and fully paid for in accordance with the terms of the Plan, then the Shares will be validly issued, fully paid and non-assessable.

This opinion is not rendered with respect to any laws other than the laws of the State of Missouri (excluding Missouri state blue sky law securities matters), and I assume no responsibility as to the applicability thereto, or to the effect thereon, of the laws of any other jurisdiction.

I consent to the use of my name in the Registration Statement and the filing of this opinion as an exhibit to the Registration Statement, and to the discussion of such opinion in any applicable prospectus. I also consent to your filing copies of this opinion as an exhibit to the Registration Statement with such agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of the Shares.

Yours truly,

/s/ SCOTT S. DOUGLAS

Scott S. Douglas
Senior Vice President, General Counsel & Secretary